Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 25, 2023, except for Notes 3(a) and 7, as to which the date is October 31, 2023, with respect to the financial statements of ArriVent BioPharma, Inc. included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 5, 2024